UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 11, 2012

Date of report (Date of earliest event reported)

Amyris, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA		94608
(Address of principal executive offices)		(Zip Code)

(510) 450-0761

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 11, 2012, Amyris, Inc. (the “Company”) entered into a Technology Investment Agreement (the “Agreement”) with The Defense Advanced Research Projects Agency (“DARPA”), under which the Company will perform certain research and development activities funded in part by DARPA. The program is intended to investigate, create and improve genetic engineering platforms for industrial synthetic biology applications, and relates to the Company’s core strain engineering technology. The work is to be performed on a cost-share basis, where DARPA funds 90% of the work and the Company funds the remaining 10% (primarily by providing specified labor). Under the Agreement, the Company could receive funding of up to approximately $8.0 million over two years based on achievement of program milestones, and, accordingly, would be responsible for contributions equivalent to approximately $900,000. Under the Agreement, generally the Company retains title to intellectual property produced in the program and DARPA receives a limited license to certain inventions. The Agreement has an initial term of one year and, at DARPA’s option, may be renewed for an additional year. Either party may terminate the Agreement upon a reasonable determination that the program will not produce beneficial results commensurate with the expenditure of resources, subject to certain consultation obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: June 13, 2012	By:	/s/ Gary Loeb
Gary Loeb
SVP and General Counsel